Exhibit 99.1

Rural Cellular Corporation Shareholders
Approve Merger Agreement with Verizon Wireless

October 4, 2007 –– ALEXANDRIA, Minn. –– Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) today announced that its shareholders voted to approve the merger agreement providing for the acquisition of Rural Cellular Corporation by Verizon Wireless for approximately $2.67 billion in cash and assumed debt.

Richard Ekstrand, president and CEO of Rural Cellular Corporation, said, “Today’s election reflects a decisive vote by our shareholders to merge with Verizon.  The merger represents a tremendous opportunity for our rural service areas to benefit from Verizon’s scale and cutting-edge technology.  As we move forward in this consolidation process, both Rural and Verizon teams are working diligently to assure a seamless and timely integration of the two companies.”

Based on the preliminary tally of shares voted, approximately 88% of the combined voting power of RCC’s Class A common stock, Class B common stock, and Class M preferred stock outstanding and entitled to vote at the special meeting voted in favor of the merger agreement.

The acquisition is subject to certain closing conditions, including governmental and regulatory approvals, and is expected to close in the first half of 2008.  When the merger is completed, the holders of RCC’s common stock will be entitled to receive $45 in cash, without interest, for each share of RCC’s common stock owned by such holders.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states.  For additional information on the Company and its operations, please visit its Web site at www.unicel.com.

Forward-looking statements

Statements about RCC’s future prospects, including, but not limited to, the expected timing of the completion of the merger, are forward-looking and, therefore, involve certain risks and uncertainties, including, but not limited to: the satisfaction of conditions to closing, including, without limitation, receipt of governmental and regulatory approvals, competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, governmental laws and regulations affecting the wireless industry, and other factors discussed in RCC’s Annual Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission.

Contact: Chris Boraas, Investor Relations Director – Equity (320) 808-2451
                Suzanne Allen, Treasurer – Preferred Securities and Debt (320) 808-2156
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